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As filed with the Securities and Exchange Commission on February 1, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ALLIANCE IMAGING, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	33-0239910 (I.R.S. Employer Identification No.)
1900 S. State College Blvd., Suite 600 Anaheim, California 92806 (714) 688-7100 (Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

Russell D. Phillips, Jr.
General Counsel and Secretary
Alliance Imaging, Inc.
1900 S. State College Blvd., Suite 600
Anaheim, California 92806
(714) 688-7100
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

Copies to:
Nicholas S. O'Keefe, Esq. Latham & Watkins LLP 135 Commonwealth Drive Menlo Park, California 94025 (650) 463-3018

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of the Registration Statement as determined by market conditions.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Security	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

Common Stock, par value $0.01 per share	18,000,000 shares	$12.80	$230,400,000	$27,118.08

(1)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) of the Securities Act, as amended, based upon the average of the high ($13.15) and low ($12.45) trading prices of the common stock on the New York Stock Exchange on January 25, 2005.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Subject to Completion
Preliminary Prospectus dated February 1, 2005

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission becomes effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where such offer or sale is not permitted.

18,000,000 Shares

ALLIANCE IMAGING, INC.
Common Stock

        This prospectus relates to 18,000,000 shares of our common stock that may be offered for sale or otherwise transferred from time to time by the selling stockholder.

        The selling stockholder may offer its shares of common stock from time to time through public or private transactions at prevailing market prices or at privately negotiated prices. We will not receive any of the proceeds from the sale of the shares of our common stock by the selling stockholder.

        Our common stock is listed on the New York Stock Exchange under the symbol "AIQ." The last reported sale price of our common stock on the New York Stock Exchange on January 31, 2005 was $13.36 per share.

        Investing in our common stock involves risks that are described in the "Risk Factors" section beginning on page 3 of this prospectus.

        These securities have not been approved or disapproved by the Securities and Exchange Commission or any State Securities commission nor has the Securities and Exchange commission or any state securities commission passed on the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                        , 2005.

        You should rely only on the information contained or incorporated by reference in this prospectus. We have not, and the selling stockholders have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the selling stockholders are not, making an offer to sell or seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or of any sale of these securities. Our business, financial condition, results of operations and prospects may have changed since that date.

i

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS

        This prospectus includes or incorporates by reference forward looking statements. In some cases you can identify these statements by forward looking words, such as "may", "will", "should", "expect", "plans", "anticipate", "believe", "estimate", "predict", "seek", "intend" and "continue" or similar words. Forward looking statements may also use different phrases. Forward looking statements address, among other things, our future expectations, projections of our future results of operation or of our financial condition and other forward looking information.

        We believe it is important to communicate our expectations to our investors. However, there may be events in the future that we are not able to accurately predict or which we do not fully control that cause actual results to differ materially from those expressed or implied by our forward looking statements, including:

  •
  our high degree of leverage and out ability to service our debt;

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  factors affecting our leverage, including interest rates;

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  the risk that the counter-parties to our interest rate swap agreements fail to satisfy their obligations under these agreements;

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  the effect of operating and financial restrictions in our debt agreements;

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  our estimates regarding our capital requirements;

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  intense levels of competition in the diagnostic imaging services and imaging systems industry;

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  changes in healthcare regulation, including changes in Medicare and Medicaid reimbursement policies, adverse to our services;

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  our ability to keep pace with technological developments within our industry;

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  the growth in the market for MRI and other services;

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  our ability to successfully integrate any future acquisitions; and

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  other factors discussed under "Risk Factors."

        This prospectus includes or incorporates by reference statistical data that we obtained from public industry publications. These publications generally indicate that they have obtained their information from sources believed to be reliable, but do not guarantee the accuracy and completeness of their information. Although we believe that the publications are reliable, we have not independently verified their data.

THE COMPANY

        Unless otherwise specified or the context requires otherwise, reference in this prospectus to the "Company," "Alliance Imaging," "we," "us" or "our" refers to Alliance Imaging, Inc. and its direct and indirect subsidiaries on a consolidated basis.

        We are a leading national provider of diagnostic imaging services, with 73% of our revenues for the nine months ended September 30, 2004 derived from magnetic resonance imaging, or MRI, and 18% of our revenues for the same period derived from positron emission tomography, or PET. We provide imaging services primarily to hospitals and other healthcare providers on a shared and full-time service basis, in addition to operating a growing number of free-standing imaging centers. Our services normally include the use of our imaging systems, technologists to operate the systems, equipment maintenance and upgrades and management of day-to-day operations. We also offer ancillary services including marketing support, education and training and billing assistance. We had 481 diagnostic imaging systems, including 362 MRI systems and 53 PET or positron emission tomography/computed tomography (PET/CT) systems, and serve over 1,000 clients in 43 states at September 30, 2004.

        We typically deliver our services through exclusive, long-term contracts with hospitals and other healthcare providers which generally require them to pay us monthly, based on the number of scans we perform. These contracts average approximately three years in length and often contain automatic renewal provisions. For the nine months ended September 30, 2004, we received approximately 88% of our revenues from direct billing of our clients.

        Our clients, primarily small-to-mid-sized hospitals, contract with us to provide outsourced diagnostic imaging systems and services in order to:

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  avoid capital investment and financial risk associated with the purchase of their own systems;

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  provide access to MRI and other services for their patients when the demand for these services does not justify the purchase of a system;

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  benefit from upgraded imaging systems without direct capital expenditures;

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  eliminate the need to recruit, train and manage qualified technologists;

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  make use of our ancillary services; and

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  gain access to services under our regulatory and licensing approvals when they do not have these approvals.

        A more detailed description of our business is contained in our Annual Report on Form 10-K which we have incorporated by reference in this prospectus.

        Our principal executive office is located at 1900 S. State College Blvd., Suite 600, Anaheim, California 92806 and our telephone number at that address is (714) 688-7100.

RISK FACTORS

        You should carefully consider the risks described below before you decide whether to purchase our common stock. The risks described below are not the only ones facing us. Our business is also subject to the risks that affect many other companies, such as competition, technological obsolescence, labor relations, general economic conditions and geopolitical changes. Additional risks not currently known to us or that we currently believe are immaterial also may impair our business operations and our liquidity.

Risks Relating to Our Business

Changes in the rates or methods of third-party reimbursements for diagnostic imaging services could result in reduced demand for our services or create downward pricing pressure, which would result in a decline in our revenues and harm to our financial position.

        We derive approximately 12% of our revenues from direct billings to patients and third-party payors such as Medicare, Medicaid or private health insurance companies, and changes in the rates or methods of reimbursement for the services we provide could have a significant negative impact on those revenues. Moreover, our healthcare provider clients on whom we depend for the majority of our revenues generally rely on reimbursement from third-party payors. In the past, initiatives have been proposed which, if implemented, would have had the effect of substantially decreasing reimbursement rates for diagnostic imaging services. Similar initiatives enacted in the future may have an adverse impact on our financial condition and our operations. Any change in the rates of or conditions for reimbursement could substantially reduce the number of procedures for which we or these healthcare providers can obtain reimbursement or the amounts reimbursed to us or our clients for services provided by us. Because unfavorable reimbursement policies have constricted and may continue to constrict the profit margins of the hospitals and clinics we bill directly, we have lowered and may continue to need to lower our fees to retain existing clients and attract new ones. These reductions could have a significant adverse effect on our revenues and financial results by decreasing demand for our services or creating downward pricing pressure or both.

Our revenues may fluctuate or be unpredictable and this may harm our financial results.

        The amount and timing of revenues that we may derive from our business will fluctuate based on:

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  variations in the rate at which clients renew their contracts;

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  the extent to which our mobile shared-service clients become full-time clients;

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  changes in the number of days of service we can offer with respect to a given diagnostic imaging system due to equipment malfunctions or the seasonal factors discussed below; and

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  the mix of wholesale and retail billing for our services.

        In addition, we experience seasonality in the sale of our services. For example, our sales typically decline from our third fiscal quarter to our fourth fiscal quarter. First and fourth quarter revenues are typically lower than those from the second and third quarters. First quarter revenue is affected primarily by fewer calendar days and inclement weather, the results of which are fewer patient scans during the period. Fourth quarter revenue is affected primarily by holiday and client and patient vacation schedules and inclement weather, the results of which are fewer patient scans during the period. As a result, our revenues may significantly vary from quarter to quarter, and our quarterly results may be below market expectations. We may not be able to reduce our expenses, including our debt service obligations, quickly enough to respond to these declines in revenue, which would make our business difficult to operate and would harm our financial results. If this happens, the price of our common stock may decline.

We may experience competition from other medical diagnostic companies and this competition could adversely affect our revenues and our business.

        The market for diagnostic imaging services and systems is competitive. Our major competitors include InSight Health Services Corp., Medquest, Inc., Radiologix, Inc., Medical Resources, Inc., Shared Medical Services, Kings Medical Company Inc. and Otter Tail Corporation. In addition to direct competition from other mobile providers, we compete with independent imaging centers and healthcare providers that have their own diagnostic imaging systems as well as with equipment manufacturers that sell or lease imaging systems to healthcare providers for full-time installation. Some of our direct competitors which provide diagnostic imaging services may now or in the future have access to greater financial resources than we do and may have access to newer, more advanced equipment. In addition, some clients have in the past elected to provide imaging services to their patients directly rather than renewing their contracts with us. Finally, we face competition from providers of competing technologies such as ultrasound and may face competition from providers of new technologies in the future. If we are unable to successfully compete, our client base would decline and our business and financial condition would be harmed.

Managed care organizations may prevent healthcare providers from using our services which would cause us to lose current and prospective clients.

        Healthcare providers participating as providers under managed care plans may be required to refer diagnostic imaging tests to specific imaging service providers depending on the plan in which each covered patient is enrolled. These requirements currently inhibit healthcare providers from using our diagnostic imaging services in some cases. The proliferation of managed care may prevent an increasing number of healthcare providers from using our services in the future which would cause our revenues to decline.

We may be unable to effectively maintain our imaging systems or generate revenue when our systems are not working.

        Timely, effective service is essential to maintaining our reputation and high utilization rates on our imaging systems. Repairs to one of our systems can take up to two weeks and result in a loss of revenue. Our warranties and maintenance contracts do not fully compensate us for loss of revenue when our systems are not working. The principal components of our operating costs include depreciation, salaries paid to technologists and drivers, annual system maintenance costs, insurance and transportation costs. Because the majority of these expenses are fixed, a reduction in the number of scans performed due to out-of-service equipment will result in lower revenues and margins. Repairs of our equipment are performed for us by the equipment manufacturers. These manufacturers may not be able to perform repairs or supply needed parts in a timely manner. Thus, if we experience greater than anticipated system malfunctions or if we are unable to promptly obtain the service necessary to keep our systems functioning effectively, our revenues could decline and our ability to provide services would be harmed.

We may be unable to renew or maintain our client contracts which would harm our business and financial results.

        Upon expiration of our clients' contracts, we are subject to the risk that clients will cease using our imaging services and purchase or lease their own imaging systems or use our competitors' imaging systems. During the nine months ended September 30, 2004, we continued to experience a high rate of contract terminations primarily due to stepped up marketing, sales and attractive financing alternatives being offered by original equipment manufacturers to our clients. As a result, our 2003 and 2004 MRI revenues declined compared to the corresponding prior year levels. We believe that MRI revenues from our shared service operations will continue to decline in 2005 and future periods. If these contracts are not renewed, it could result in a significant negative impact on our business. It is not always possible to immediately obtain replacement clients, and historically many replacement clients have been smaller facilities which have a lower number of scans than lost clients.

We may be subject to professional liability risks which could be costly and negatively impact our business and financial results.

        We may be subject to professional liability claims. Although there currently are no known hazards associated with MRI or our other scanning technologies when used properly, hazards may be discovered in the future. Furthermore, there is a risk of harm to a patient during an MRI if the patient has certain types of metal implants or cardiac pacemakers within his or her body. Patients are carefully screened to safeguard against this risk, but screening may nevertheless fail to identify the hazard. To protect against possible professional liability, we maintain professional liability insurance. However, if we are unable to maintain insurance in the future at an acceptable cost or at all or if our insurance does not fully cover us, and a successful claim was made against us, we could be exposed. Any claim made against us not fully covered by insurance could be costly to defend against, result in a substantial damage award against us and divert the attention of our management from our operations, which could have an adverse effect on our financial performance.

Loss of key executives and failure to attract qualified managers, technologists and sales persons could limit our growth and negatively impact our operations.

        We depend upon our management team to a substantial extent. As we grow, we will increasingly require field managers and sales persons with experience in our industry and skilled technologists to operate our diagnostic equipment. It is impossible to predict the availability of qualified field managers, sales persons and technologists or the compensation levels that will be required to hire them. In particular, there is a very high demand for qualified technologists who are necessary to operate our systems. We may not be able to hire and retain a sufficient number of technologists, and we may be required to pay bonuses and higher salaries to our technologists, which would increase our expenses. The loss of the services of any member of our senior management or our inability to hire qualified field managers, sales persons and skilled technologists at economically reasonable compensation levels could adversely affect our ability to operate and grow our business.

We are controlled by a single stockholder which will be able to exert significant influence over matters requiring stockholder approval, including change of control transactions.

        Viewer Holdings L.L.C., which is an affiliate of KKR owns approximately 72% of our common equity without giving effect to outstanding stock options. Accordingly, the KKR affiliate will control us and have the power to elect all of our directors, appoint new management and approve any action requiring the approval of the holders of shares of our common stock, including adopting amendments to our certificate of incorporation and approving mergers, consolidations or sales of all or substantially all of our assets. This concentration of ownership may also delay or prevent a change of control of our company or reduce the price investors might be willing to pay for our common stock. The interests of KKR may conflict with the interests of other holders of our common stock.

Our positron emission tomography, or PET, service and some of our other imaging services require the use of radioactive materials, which could subject us to regulation related costs and delays and potential liabilities for injuries or violations of environmental, health and safety laws.

        Our PET service and some of our other imaging services require radioactive materials. While this radioactive material has a short half-life, meaning it quickly breaks down into inert, or non-radioactive substances, storage, use and disposal of these materials presents the risk of accidental environmental contamination and physical injury. We are subject to federal, state and local regulations governing storage, handling and disposal of these materials and waste products. Although we believe that our safety procedures for storing, handling and disposing of these hazardous materials comply with the standards prescribed by law and regulation, we cannot completely eliminate the risk of accidental contamination or injury from those hazardous materials. In the event of an accident, we could be held liable for any damages that result, and any liability could exceed the limits or fall outside the coverage of our insurance. We may not be able to maintain insurance on acceptable terms, or at all. We could incur significant costs and the diversion of our management's attention in order to comply with current or future environmental, health and safety laws and regulations.

We may not be able to achieve the expected benefits from future acquisitions which would adversely affect our financial condition and results.

        We have historically relied on acquisitions as a method of expanding our business. In addition, we will consider future acquisitions as opportunities arise. If we do not successfully integrate acquisitions, we may not realize anticipated operating advantages and cost savings. The integration of companies that have previously operated separately involves a number of risks, including:

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  demands on management related to the increase in our size after an acquisition;

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  the diversion of our management's attention from the management of daily operations to the integration of operations;

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  difficulties in the assimilation and retention of employees;

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  potential adverse effects on operating results; and

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  challenges in retaining clients.

        We may not be able to maintain the levels of operating efficiency acquired companies will have achieved or might achieve separately. Successful integration of each of their operations will depend upon our ability to manage those operations and to eliminate redundant and excess costs. Because of difficulties in combining operations, we may not be able to achieve the cost savings and other size related benefits that we hoped to achieve after these acquisitions which would harm our financial condition and operating results.

Risks Related to Government Regulation of Our Business

Complying with federal and state regulations is an expensive and time-consuming process, and any failure to comply could result in substantial penalties.

        We are directly or indirectly through our clients subject to extensive regulation by both the federal government and the states in which we conduct our business, including requirements for handling biohazardous and radioactive materials and wastes.

        If our operations are found to be in violation of any of the laws and regulations to which we or our clients are subject, we may be subject to the applicable penalty associated with the violation, including civil and criminal penalties, damages, fines and the curtailment of our operations. Any penalties, damages, fines or curtailment of our operations, individually or in the aggregate, could adversely affect our ability to operate our business and our financial results. The risk of our being found in violation of these laws and regulations is increased by the fact that many of them have not been fully interpreted by the regulatory authorities or the courts, and their provisions are open to a variety of interpretations. Any action against us for violation of these laws or regulations, even if we successfully defend against it, could cause us to incur significant legal expenses and divert our management's attention from the operation of our business.

Healthcare reform legislation could limit the prices we can charge for our services, which would reduce our revenues and harm our operating results.

        In addition to extensive existing government healthcare regulation, there have been and continue to be numerous initiatives at the federal and state levels for reforms affecting the payment for and availability of healthcare services, including proposals that would significantly limit reimbursement under the Medicare and Medicaid Programs. Limitations on reimbursement amounts and other cost containment pressures have in the past resulted in a decrease in the revenue we receive for each scan we perform. It is not clear at this time what proposals, if any, will be adopted or, if adopted, what effect these proposals would have on our business. Aspects of certain of these healthcare proposals, such as reductions in the Medicare and Medicaid Programs, containment of healthcare costs on an interim basis by means that could include a short-term freeze on prices charged by healthcare providers, and permitting greater state flexibility in the administration of Medicaid, could limit the demand for our services or affect the revenue per procedure that we can collect which would harm our business and results of operations.

The application or repeal of state certificate of need regulations could harm our business and financial results.

        Some states require a certificate of need or similar regulatory approval prior to the acquisition of high-cost capital items including diagnostic imaging systems or provision of diagnostic imaging services by us or our clients. Seventeen of the 43 states in which we operate require a certificate of need and more states may adopt similar licensure frameworks in the future. In many cases, a limited number of these certificates are available in a given state. If we are unable to obtain the applicable certificate or approval or additional certificates or approvals necessary to expand our operations, these regulations may limit or preclude our operations in the relevant jurisdictions.

        Conversely, states in which we have obtained a certificate of need may repeal existing certificate of need regulations or liberalize exemptions from the regulations. For example, Pennsylvania, Nebraska, New York, Ohio and Tennessee have liberalized exemptions from certificate of need programs. The repeal of certificate of need regulations in states in which we have obtained a certificate of need or a certificate of need exemption would lower barriers to entry for competition in those states and could adversely affect our business.

If we fail to comply with various licensure, certification and accreditation standards we may be subject to loss of licensure, certification or accreditation which would adversely affect our operations.

        All of the states in which we operate require that the imaging technologists that operate our computed tomography, single photon emission computed tomography, and positron emission tomography systems be licensed or certified. Also, each of our retail sites must continue to meet various requirements in order to receive payments from the Medicare Program. In addition, we are currently accredited by the Joint Commission on Accreditation of Healthcare Organizations, an independent, non-profit organization that accredits various types of healthcare providers such as hospitals, nursing homes and providers of diagnostic imaging services. In the healthcare industry, various types of organizations are accredited to meet certain Medicare certification requirements, expedite third-party payment, and fulfill state licensure requirements. Some managed care providers prefer to contract with accredited organizations. Any lapse in our licenses, certifications or accreditations, or those of our technologists, or the failure of any of our retail sites to satisfy the necessary requirements under Medicare could adversely affect our operations and financial results.

Risks Related to Our Indebtedness

Our substantial indebtedness could restrict our operations and make us more vulnerable to adverse economic conditions.

        We are a highly leveraged company. On September 30, 2004, after adjusting for our recent refinancing transactions and the issuance of our 7 1/4% Senior Subordinated Notes due 2012, we would have had $578.4 million of outstanding debt, excluding letters of credit and guarantees. Of our total debt, $414.9 million would have consisted of borrowings under our credit facility, $150.0 million would have consisted of our 7 1/4% Senior Subordinated Notes due 2012, and $13.5 million would have consisted of equipment debt and capitalized lease obligations. In addition, for the nine months ended September 30, 2004, on the same adjusted basis, our earnings would have been inadequate to cover fixed charges by $10.3 million.

        Our substantial indebtedness could have important consequences for our stockholders. For example, it could:

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  require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and acquisitions and for other general corporate purposes;

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  increase our vulnerability to economic downturns and competitive pressures in our industry;

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  increase our vulnerability to interest rate fluctuations because a substantial amount of our debt is at variable interest rates; on September 30, 2004, after adjusting for our recent refinancing transactions and the issuance of our 7 1/4% Senior Subordinated Notes due 2012, $311.3 million of our debt would have been at variable interest rates;

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  place us at a competitive disadvantage compared to our competitors that have less debt in relation to cash flow; and

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  limit our flexibility in planning for, or reacting to, changes in our business and our industry.

Despite current indebtedness levels, we and our subsidiaries may still be able to incur substantially more indebtedness which could increase the risks described above.

        We and our subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of the indenture governing our 7 1/4% Senior Subordinated Notes due 2012 permit us or our subsidiaries to incur additional indebtedness, subject to certain restrictions. In addition, as of September 30, 2004, after giving effect to the recent amendment of our credit facility, our revolving credit facility permits additional borrowings of up to approximately $65.5 million subject to the covenants contained in the credit facility. If new debt is added to our and our subsidiaries' current debt levels, the risks discussed above could intensify.

We may be unable to generate or borrow sufficient cash to make payments on our indebtedness or to refinance our indebtedness on acceptable terms.

        Our ability to make payments on our indebtedness will depend on our ability to generate cash flow in the future which, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. In addition, future borrowings may not be available to us under our credit facility in an amount sufficient to enable us to pay our indebtedness or to fund our other cash needs. We may need to refinance all or a portion of our indebtedness on or before maturity. We may not be able to refinance any of our indebtedness, including our credit facility and our 7 1/4% Senior Subordinated Notes due 2012, on commercially reasonable terms or at all. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants which could further restrict our business operations.

If we are not able to refinance our debt, we could become subject to bankruptcy proceedings, and you may lose all of your investment because the claims of our creditors on our assets are prior to the claims of our stockholders.

We may not be able to finance future needs or adapt our business plan to changes because of restrictions placed on us by our credit facility, the indenture governing our 7 1/4% Senior Subordinated Notes due 2012 and instruments governing our other indebtedness.

        The indenture for our 7 1/4% Senior Subordinated Notes due 2012 and our credit facility contain affirmative and negative covenants which restrict, among other things, our ability to:

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  incur additional debt;

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  sell assets;

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  create liens or other encumbrances;

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  make certain payments and dividends; or

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  merge or consolidate.

        All of these restrictions could affect our ability to operate our business and may limit our ability to take advantage of potential business opportunities as they arise. A failure to comply with these covenants and restrictions would permit the relevant creditors to declare all amounts borrowed under the relevant facility, together with accrued interest and fees, to be immediately due and payable. If the indebtedness under the credit facility or our 7 1/4% Senior Subordinated Notes due 2012 is accelerated, we may not have sufficient assets to repay amounts due under the credit facility, the notes or on other indebtedness then outstanding. If we are not able to refinance our debt, we could become subject to bankruptcy proceedings, and you may lose all or a portion of your investment because the claims of our creditors on our assets are prior to the claims of our stockholders.

USE OF PROCEEDS

        All of the shares of common stock offered by this prospectus are being offered by the selling stockholders. For information about the selling stockholders, see "Selling Stockholders." We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders.

SELLING STOCKHOLDERS

        We originally issued and sold all of the shares of common stock covered by this prospectus in a transaction exempt from the registration requirements of the Securities Act. The selling stockholders listed below may from time to time offer and sell pursuant to this prospectus any and all of the common stock. Our registration of the common stock held by the selling stockholders does not necessarily mean that the selling stockholders will sell all or any of the shares of common stock.

        The following table sets forth, to our knowledge, with respect to the selling stockholders (i) the number of shares of common stock beneficially owned as of January 31, 2005 and prior to the offering contemplated hereby, (ii) the maximum number of shares of common stock which may be sold in this offering, and (iii) the number of shares of common stock which will be owned after the offering, assuming the sale of all the shares of common stock offered hereby:

	Shares of Common Stock Owned Prior to the Offering			Shares of Common Stock to be Owned After the Offering(1)
Selling Stockholder			Number of Shares of Common Stock Offered Hereby
	Number	%		Number	%
KKR 1996 GP L.L.C.(2)	34,617,490	70.4%	17,730,045	16,887,445	34.4%
Strata L.L.C.(3)	527,080	1.1%	269,955	257,125	0.5%

(1)
For purposes of this table, we have assumed that the selling stockholders will sell all shares covered by this prospectus.

(2)
Shares of Common Stock shown as beneficially owned by KKR 1996 GP L.L.C. are held by Viewer Holdings L.L.C. KKR 1996 GP L.L.C. is the sole general partner of KKR Associates 1996 L.P., which is the sole general partner of KKR 1996 Fund L.P. As of the date hereof, KKR 1996 Fund L.P. is the senior member of Viewer Holdings L.L.C. KKR 1996 GP L.L.C. is a limited liability company, the managing members of which are Messrs. Henry R. Kravis and George R. Roberts, and the other members of which are Messrs. Paul E. Raether, Michael W. Michelson, James H. Greene, Jr., Edward A. Gilhuly, Perry Golkin, Scott M. Stuart, Johannes Huth, Todd A. Fisher and Alexander Navab. Messrs. Greene and Michelson are current members of our Board of Directors and Mr. Michelson is the Chairperson of our Compensation Committee and a member of our Executive Committee. Each of such individuals may be deemed to share beneficial ownership of any shares beneficially owned by KKR 1996 GP L.L.C. Each of such individuals disclaims beneficial ownership. James C. Momtazee and Adam H. Clammer, who are also executives of KKR and limited partners of KKR Associates 1996 L.P., are also members of our board of directors. Mr. Momtazee is also a member of our Compensation Committee and our Executive Committee. Messrs. Momtazee and Clammer disclaim that they are the beneficial owners of any shares beneficially owned by KKR Associates 1996 L.P.

(3)
Shares of Common Stock shown as beneficially owned by Strata L.L.C. are held by Viewer Holdings L.L.C. Strata L.L.C. is the sole general partner of KKR Associates (Strata) L.P., which is a general partner of KKR Partners II L.P. As of the date hereof, KKR Partners II L.P. is a member of Viewer Holdings L.L.C. Strata L.L.C. is a limited liability company, the managing members of which are Messrs. Henry R. Kravis and George R. Roberts, and the other members of which are Messrs. Paul E. Raether, Michael W. Michelson, James H. Greene, Jr., Edward A. Gilhuly, Perry Golkin and Scott M. Stuart. Messrs. Greene and Michelson are current members of our Board of Directors and Mr. Michelson is the Chairperson of our Compensation Committee and a member of our Executive Committee. Each of such individuals may be deemed to share beneficial ownership of any shares beneficially owned by Strata L.L.C. Each of such individuals disclaims beneficial ownership. Messrs. Momtazee and Clammer are members of our Board of Directors and limited partners of KKR Associates (Strata) L.P. Mr. Momtazee is also a member of our Compensation Committee and our Executive Committee. Messrs. Momtazee and Clammer disclaim that they are the beneficial owners of any shares beneficially owned by KKR Associates (Strata) L.P.

        The selling stockholders are affiliates of KKR, which provides management, consulting and financial services to us and we paid KKR an annual fee of $650,000 in 2004 in quarterly installments in arrears at the end of each calendar quarter for these services. In addition, we reimburse KKR and its affiliates for all reasonable costs and expenses incurred in connection with the management, consulting and financial services provided by KKR, and the ownership of our shares of common stock by KKR's affiliates.

        Pursuant to a registration rights agreement entered into by Viewer Holdings L.L.C., us and the other parties thereto, Viewer Holdings L.L.C. has the right, under certain circumstances and subject to certain conditions, to require us to register under the Securities Act the shares of common stock held by it and its affiliates, including the selling stockholders. Such registration rights will generally be available to Viewer Holdings L.L.C. until registration is no longer required to enable them to resell their common stock. Viewer Holdings L.L.C. has exercised its rights under this registration rights agreement and requested that we register the shares of common stock covered by this prospectus. The registration rights agreement provides, among other things, that we will pay all expenses in connection with any such registration, other than underwriting discounts and selling commissions.

        Except as noted above, the selling stockholders have not had, within the past three years, any position, office, or other material relationship with us or any of our affiliates. The selling stockholders may have sold, transferred, or otherwise disposed of a portion of their common stock since the date on which they provided information regarding their common stock to us.

        Only the selling stockholders identified above who beneficially owns the common stock set forth opposite their names in the foregoing table on the effective date of the registration statement of which this prospectus forms a part may sell common stock pursuant to the registration statement.

PLAN OF DISTRIBUTION

        The purpose of this prospectus is to permit the selling stockholders or their pledgees, donees, transferees or other successors in interest (collectively, the "selling stockholders") to offer for sale or to sell shares of common stock covered by this prospectus at such time and at such prices as each, in its sole discretion, chooses. We will not receive any of the proceeds from these offerings or sales.

        The selling stockholders may sell or distribute some or all of their shares from time to time through dealers or brokers or other agents or directly to one or more purchasers in transactions (which may involve crosses and block transactions) on the New York Stock Exchange or other exchanges on which our common stock may be listed for trading, in privately negotiated transactions (including sales pursuant to pledges) or in the over-the-counter market, or in brokerage transactions, or in a combination of these transactions. In addition, the selling stockholders may sell or distribute some or all of their shares of common stock in a transaction involving an underwriter. Such transactions may be effected by the selling stockholders at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. Brokers, dealers, or their agents participating in such transactions as agent may receive compensation in the form of discounts, concessions or commissions from the selling stockholders (and, if they act as agent for the purchaser of the shares, from the purchaser). Such discounts, concessions or commissions as to a particular broker, dealer or other agent might be in excess of those customary in the type of transaction involved. The selling stockholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades. The selling stockholders may enter into hedging transactions with broker-dealers and, in connection with these transactions, broker-dealers may engage in short sales of the shares.

        If the applicable law requires, we will provide a supplement to this prospectus to disclose the specific shares to be sold, the public offering price of the shares to be sold, the names of any agents, dealers or underwriters employed by the selling stockholders in connection with such sale, and any applicable commissions or discounts with respect to a particular offer. We will file a post-effective amendment to the registration statement of which this prospectus is a part to include any material information with respect to the plan of distribution not previously described in the registration statement or any material change to such information in the registration statement.

        The selling stockholders and any such brokers, dealers or other agents that participate in such distribution may be deemed to be "underwriters" within the meaning of the Securities Act, and any discounts, commissions or concessions received by any such brokers, dealers or other agents might be deemed to be underwriting discounts and commissions under the Securities Act.

        In connection with the offer and sale of the shares of common stock by the selling stockholders, various state securities laws and regulations require that any such offer and sale should be made only through the use of a broker-dealer registered as such in any state where a selling stockholder engages such broker-dealer and in any state where such broker-dealer intends to offer and sell shares.

        Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the shares of common stock offered hereby may not simultaneously engage in market activities with respect to common stock for the applicable period under Regulation M prior to the commencement of such distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Rule 10b-5 and Regulation M, which provisions may limit the timing of purchases and sale of any of the shares by the selling stockholders. All of the foregoing may affect the marketability of the shares offered hereby.

        We will pay all expenses of the registration of the offered securities, including Commission filing fees and expenses of compliance with state securities or "blue sky" laws. The selling stockholders will pay any underwriting discounts and selling commissions. The selling stockholders will be indemnified by us against certain civil liabilities, including certain liabilities under the Securities Act. The selling stockholders will indemnify us against certain civil liabilities, including certain liabilities under the Securities Act.

        The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of such Rule.

LEGAL MATTERS

        The validity of the common stock registered hereby will be passed upon by Russell D. Phillips, Jr., who serves as General Counsel and Secretary of the Company and, in such capacity, receives compensation and holds options to purchase common stock of the Company, as disclosed in our filings with the SEC.

EXPERTS

        The consolidated financial statements of Alliance Imaging, Inc., incorporated in this prospectus by reference from Alliance Imaging, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2003, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        All reports we file with the SEC are available free of charge via EDGAR through the SEC website at www.sec.gov. In addition, the public may read and copy materials we file with the SEC at the SEC's public reference room located at 450 Fifth St., N.W., Washington, D.C., 20549. We also provide copies of our Forms 8-K, 10-K, 10-Q, Proxy and Annual Report at no charge to investors upon request and make electronic copies of such reports available through our website at www.allianceimaging.com as soon as reasonably practicable after filing such material with the SEC.

        This prospectus, which constitutes a part of a registration statement on Form S-3 that we filed with the Commission under the Securities Act of 1933, omits certain information contained in the registration statement. Accordingly, you should refer to the registration statement and its exhibits for further information with respect to Alliance Imaging, Inc. and the shares of common stock offered hereby. Furthermore, statements contained in this prospectus or in any document incorporated in this prospectus by reference regarding any contract or other document are not necessarily complete, and, in each instance, you should refer to the copy of the contract or other document filed with the Commission as an exhibit to the registration statement.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        In this prospectus we have incorporated by reference certain reports and other information we have filed, or will file, with the SEC. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. The following documents filed with the SEC by us pursuant to the Exchange Act are incorporated herein by reference until all of the securities covered hereby are sold or this offering is terminated:

  •
  our Annual Report on Form 10-K for the fiscal year ended December 31, 2003 (including information specifically incorporated by reference into our Form 10-K from our Proxy Statement for our 2004 Annual Meeting of Share Owners);

  •
  our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004;

  •
  our Current Reports on Form 8-K filed with the SEC on March 31, 2004, July 6, 2004, September 14, 2004, October 7, 2004, December 1, 2004, December 10, 2004, December 21, 2004 and December 30, 2004;

  •
  the description of the Alliance Imaging, Inc. common stock, par value $0.01 per share, contained in the Registrant's registration statement on Form 8-A, filed with the Commission on October 14, 1991; and

  •
  all other documents subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination of the offering of all common shares to which this prospectus relates, which shall be deemed to be a part hereof from the date of filing of such documents.

        You may request a copy of these filings at no cost by writing or telephoning us at the following address: Alliance Imaging, Inc., 1900 S. State College Blvd., Suite 600, Anaheim, California 92806, Attn: Investor Relations, tel: (714) 688-7100.

        No dealer, salesman, or other person has been authorized to give any information or to make any representation, other than those contained in this prospectus, in connection with the offering made by this prospectus and information or representations not herein contained, if given or made, must not be called upon as having been authorized. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the securities offered hereby. Neither the delivery of this prospectus nor any sales made hereunder shall under any circumstances create any implication that the information contained herein is correct as of any time subsequent to the date hereof.

18,000,000 Shares

Alliance Imaging, Inc.

Common Stock

PROSPECTUS

                        , 2005

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

        The following table sets forth the estimated expenses in connection with the distribution of the securities covered by this Registration Statement. Alliance Imaging, Inc. has agreed to pay all fees and expenses incident to the registration of this offering, other than sales commissions, discounts and applicable transfer taxes.

SEC registration fee	$27,118
Legal fees and expenses	$50,000
Accounting fees and expenses	$20,000
EDGAR formatting and related expenses	$2,500
Miscellaneous expenses	$5,382

Total	$105,000

Item 15. Indemnification of Directors and Officers.

        We are a Delaware corporation. Subsection (b)(7) of Section 102 of the Delaware General Corporation Law (the "DGCL"), enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for violations of the director's fiduciary duty, except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit.

        Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding provided that such director or officer acted in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, provided further that such director or officer had no reasonable cause to believe his conduct was unlawful.

        Subsection (b) of Section 145 empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit provided that such director or officer acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification may be made in respect to any claim, issue or matter as to which such director or officer shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such director or officer is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

        Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification and advancement of expenses provided for, by, or granted pursuant to Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

        Our certificate of incorporation provides for the elimination of liability of directors to the extent permitted under Section 102(b)(7) of the DGCL. Our bylaws provide for indemnification of our directors, officers, employees and other agents to the extent permitted by the DGCL. We carry policies of insurance which cover our individual directors and officers for legal liability and which would pay for expenses of indemnification of directors and officers on our behalf. We have entered into agreements with certain of our executive officers and directors that require us to indemnify such officers and directors against certain liabilities which may arise by reason of their status as officers and directors of us, including liabilities under the federal securities laws.

        The registration rights agreement between us and the selling stockholders relating to the common stock requires us, on the one hand, and the selling stockholders, on the other hand, under certain circumstances, to indemnify each other and their respective officers, directors and controlling persons against certain liabilities, including liabilities under the Securities Act, incurred in connection with the registration of such securities.

Item 16. Exhibits.

        The following documents are filed as exhibits to this Registration Statement, including those exhibits incorporated herein by reference to a prior filing of Alliance Imaging, Inc. under the Securities Act or the Exchange Act as indicated in parenthesis:

Exhibit No.	Description
3.1	Amended and Restated Certificate of Incorporation of Alliance.(1)
3.2	Amended and Restated By-laws of Alliance.(1)
4.1	Specimen certificate for shares of common stock, $.01 par value, of Alliance.(1)
4.3	Registration Rights Agreement, dates as of November 2, 1999.(2)
*5.1	Opinion of Russell D. Phillips, Jr., as to the validity of the common stock.
*23.1	Consent of Deloitte & Touche LLP, independent registered public accounting firm.
*23.2	Consent of Russell D. Phillips, Jr (included in the opinion filed as Exhibit 5.1).
*24.1	Powers of Attorney (included on the signature page of this Registration Statement).

*
Filed herewith.

(1)
Incorporated by reference to exhibits filed in response to Item 6, "Exhibits" of the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2001.

(2)
Incorporated by reference to an exhibit filed with the Company's Registration Statement on Form S-4, No. 333-60682, as amended.

Item 17. Undertakings

(a)
The registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  provided, however, that the undertakings set forth in clauses (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by Alliance Imaging, Inc. pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

  (2)
  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of Alliance Imaging, Inc.'s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the provisions set forth in Item 15 or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless, in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Anaheim, State of California, on February 1, 2005.

Alliance Imaging, Inc.
/s/ RUSSELL D. PHILLIPS, JR. Russell D. Phillips, Jr., Executive Vice President, General Counsel and Secretary

        Each person whose signature appears below constitutes and appoints Russell D. Phillips, Jr. and Paul S. Viviano, and each of them, his or her true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or either of them, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the dates indicated:

Signature	Title	Date

/s/ PAUL S. VIVIANO Paul S. Viviano	Chairman and Chief Executive Officer (Principal Executive Officer)	February 1, 2005
/s/ R. BRIAN HANSON R. Brian Hanson	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	February 1, 2005
/s/ HOWARD K. AIHARA Howard K. Aihara	Vice President and Corporate Controller (Principal Accounting Officer)	February 1, 2005
/s/ ADAM H. CLAMMER Adam H. Clammer	Director	January 31, 2005
/s/ MICHAEL W. MICHELSON Michael W. Michelson	Director	January 31, 2005
/s/ JAMES C. MOMTAZEE James C. Momtazee	Director	January 31, 2005
Edward L. Samek	Director
Neil F. Dimick	Director
/s/ JAMES H. GREENE, JR. James H. Greene, Jr.	Director	January 31, 2005
Anthony B. Helfet	Director

EXHIBIT INDEX

Exhibit No.	Description
3.1	Amended and Restated Certificate of Incorporation of Alliance.(1)
3.2	Amended and Restated By-laws of Alliance.(1)
4.1	Specimen certificate for shares of common stock, $.01 par value, of Alliance.(1)
4.3	Registration Rights Agreement, dates as of November 2, 1999.(2)
*5.1	Opinion of Russell D. Phillips, Jr., as to the validity of the common stock.
*23.1	Consent of Deloitte & Touche LLP, independent registered public accounting firm.
*23.2	Consent of Russell D. Phillips, Jr (included in the opinion filed as Exhibit 5.1).
*24.1	Powers of Attorney (included on the signature page of this Registration Statement).

*
Filed herewith.

(1)
Incorporated by reference to exhibits filed in response to Item 6, "Exhibits" of the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2001.

(2)
Incorporated by reference to an exhibit filed with the Company's Registration Statement on Form S-4, No. 333-60682, as amended.

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TABLE OF CONTENTS
CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS
THE COMPANY
RISK FACTORS
USE OF PROCEEDS
SELLING STOCKHOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 14. Other Expenses of Issuance and Distribution.
  Item 15. Indemnification of Directors and Officers.
  Item 16. Exhibits.
  Item 17. Undertakings
SIGNATURES
EXHIBIT INDEX